hhtorm iHSA100 milf595100 m

Feeling good in your body & mind transforms how you show up in life. That’s why we’re on a mission to help the world feel great through the power of better health. 2          Hims & Hers Q4 2025

*This is a non-GAAP financial measure. Please refer to pages 31-34 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. (1) Net income was $128.4 million for the year ended December 31, 2025, compared to $126.0 million for the year ended December 31, 2024, which was impacted by the change in valuation allowance of $68.0 million due to the release of the valuation allowance on our domestic deferred tax assets, partially offset by tax activity for that period.(2) Refer to pages 24-25 for definitions for subscribers and monthly revenue per average subscriber.  3          Hims & Hers Q4 2025 Key Financial Highlights Q4 2025 Q4 2024 FY 2025 FY 2024 Revenue $618M 28% YoY $2.35B 59% YoY Net Income1 $21M $26M $128M $126M Adj. EBITDA* $66M $54M $318M $177M Operating Cash Flow $61M $86M $300M $251M Free Cash Flow* $(3)M $60M $57M $198M Subscribers2 (End of Period) 2.5M +40k QoQ 2.5M +282k YoY Monthly Revenue per Avg. Subscriber2 $83 11% YoY $83 28% YoY

Q4 2025 Letter to Our Shareholders At Hims & Hers, we believe everyone should have seamless access to the highest quality of care. Quite simply, we are on a mission to reshape the healthcare system with the customer at the center. Everyone is different, and today’s standard systems can’t keep up with what individuals need and expect when it comes to living healthier lives. We believe we are building a platform that can. We’ve designed our platform around our customers, with intuitive tools and innovative solutions that allow people to take a more proactive role in their health and wellbeing. We feel strongly that people should have convenient and simple access to the latest clinical knowledge and expertise, paired with a considered curation of high-impact healthcare solutions. This is what people deserve, whether they live in a rural midwestern community in the US, a large city in the UK, or somewhere in between. We are moving fast to build this new reality: access to affordable care that empowers everyone not just to treat the conditions impacting their daily lives, but to help prevent them. Execution in 2025 extended our position as the leading global platform for people who want to take greater control of their health, unlocking treatments & care historically only accessed by the wealthiest in our society Progress over the last year has been the direct result of our customer-first approach. We are perfecting our established offerings in sexual health, weight loss, and dermatology with more choice and higher touch experiences, while opening new ways to make Hims & Hers a core part of how the broader population manages their health. By providing deeper insights, addressing a wider selection of conditions, and moving into new regions around the world, we are changing how millions of people can receive care. 4          Hims & Hers Q4 2025

Subscribers are the backbone of our business, and our growing ability to attract and retain them is translating into strong business performance. At the end of 2025, our platform was providing access to care for over 2.5 million subscribers. 2025 revenue increased 59% year-over-year to $2.35 billion. Our historical rigor, and the value that we provide, drive strong unit economics, which were key to our ability to generate $318 million of Adjusted EBITDA in 2025. The opportunity ahead is significant and we are accelerating our efforts to broaden our capabilities and consumer reach in 2026 Even with this growth, the lives we are impacting today represent only a small fraction of the people who can benefit from a more personalized, proactive approach to healthcare. As our platform evolves, more consumers are making Hims & Hers a central part of how they manage their daily health. When customers trust us with more of their care, engagement deepens, growth becomes more efficient, and long-term value compounds for both the individuals we serve and the business we are building. By focusing our investment across our five key growth levers, we expect to meet more of these individuals, and support them in a more comprehensive way. Over the course of 2026, our efforts will continue to be anchored across the following: ● Entering new specialties that resonate with our customers ● Utilizing technology to elevate the precision of care without sacrificing convenience ● Broadening access to personalized care across specialties ● Establishing partnerships to be a best-in-class curator of healthcare services ● Reaching more customers through expanding our platform’s global reach Each of these growth levers requires strategic investment. In 2025, we entered more new specialties than any year in our company’s history. We brought on world-class executive leadership and supporting talent in key areas like engineering, product development, and AI. We established ourselves as a partner across the healthcare ecosystem. Perhaps most importantly, we leveraged the growing strength of our balance sheet to expand both the breadth of services we can provide access to and the regions we can serve. Our platform is uniquely positioned to not only make these investments, but to accelerate them. Our success gives us confidence that 2026 is the right moment to invest more, extend our leadership position, and drive toward our 2030 financial ambitions of driving at least $6.5 billion in revenue and $1.3 billion in Adjusted EBITDA. 5          Hims & Hers Q4 2025

6          Hims & Hers Q4 2025

We’ve built infrastructure that enables us to enter new specialties at a faster pace, broadening the access to care we are able to offer subscribers In 2025, Hims revenue grew more than 30% year-over-year, while Hers revenue grew more than 100% year-over-year, displaying the strength of our established capabilities. Weight Loss, Men’s Dermatology, Sexual Health, and Women’s Dermatology each now generate more than $100 million in annual revenue, and the Hers brand collectively is rapidly approaching $1 billion. We have spent years building operational expertise across each of our specialties. This allowed us to surpass $1 billion in revenue, generate strong free cash flow, and establish net income profitability by bringing more accessible, personalized care to our longest tenured offerings. That growing scale then enabled us to accelerate our business by bringing compounded GLP-1s to the platform. Compounded GLP-1s have been an incremental growth vector, but they are part of a broader global platform that is growing stronger and more diverse with every investment we make. Building customer awareness and leveraging scale to drive broader accessibility to personalized care have become core competencies of our platform. Growth in each of our specialties, alongside steadily improving unit economics, has allowed us to invest and verticalize our capabilities like no one else in the industry. As a result, the majority of our revenue in 2025 came from non-GLP-1 offerings. We expect these businesses to continue growing in 2026, and we’ve never been better positioned to scale new markets and new specialties. Historically, we looked to launch one new specialty every year, each often requiring several years of development before generating more than $100 million in annual revenue. Sexual Health and Hair Loss required three and four years to reach this milestone, respectively. More recently, Weight Loss was able to reach a similar milestone in roughly nine months. Not only did Weight Loss scale quickly, but customer success with both oral solutions and GLP-1s has been apparent, with the typical consumer reporting average weight loss of approximately 22 pounds and 29 pounds in their first year of treatment1, respectively. In 2025, we launched hormone therapies for testosterone support, menopause, and perimenopause, and introduced lab testing. This added three distinct new entry points to the platform in the span of a few months, while also supporting existing customers across more moments in their health journey. These offerings address large, under-penetrated markets and, while early in the adoption curve, are already seeing strong customer resonance and success. For example, more than 95% of individuals utilizing the testosterone support offering accessible on our platform experienced an increase in testosterone levels after 2 months of treatment, with an average increase of over 80%2. Labs by Hims & Hers signals the next step in our evolution towards delivering access to proactive and preventative care. Informed by over 130 customer-specific biomarkers, customers can gain an understanding of their health that is deeper than ever before. We believe these insights will inform more care pathways and streamline the process for customers to get support where they need it most, addressing cardiovascular risk, metabolic dysfunction, and, over time, performance and recovery. While we do not expect every new specialty to scale at the same pace as Weight Loss, early customer success, paired with an increasingly seamless experience that makes understanding insights and receiving care across multiple conditions simple and easy, gives us confidence that each of our Testosterone support, Menopause, and Labs offerings can eclipse $100 million in annual revenue in the future. (1) Based on data collected from non-GLP-1 Oral Weight Loss customers with available check-in data at 1 year and from GLP-1 Weight Loss customers with available check-in data at 1 year, respectively, as of January 2026. (2) As of February 2026. Based on data collected from Hims customers who completed initial and follow-up labs. Follow-up labs were completed and returned for analysis after being shipped to customers approximately 60 days after prescription. 7          Hims & Hers Q4 2025

(1) Based on proactive outreach performed between December 2025 and January 2026. (2) As of February 2026. (3) As of February 2026. Based on data collected from Hims customers who completed initial and follow-up labs. Follow-up labs were completed and returned for analysis after being shipped to customers approximately 60 days after prescription. 8          Hims & Hers Q4 2025

Deeper engagement enabled by a broader set of offerings allows us to pair data with technology to democratize access to high-quality care Hims & Hers is unique in its ability to provide access to care across this growing selection of offerings. Each new offering brings more data that can inform our ecosystem to better serve customers throughout their life. With the launch of Labs, these insights are becoming more robust, allowing us to develop a deeper understanding of customer needs at each stage of their journey. From early stage screening to optimization and treatment, we’re moving toward a world where a person’s entire healthcare journey can be mapped and supported within a single, connected ecosystem. Advancements in technology and AI are essential to this evolution, transforming health information into insights that are easy for the consumer to access, understand, and act on. Our investments and priorities in these areas are oriented around the following: ● Helping people better understand their overall health: Lab testing and diagnostics will be foundational to helping customers move beyond guesswork and self-diagnosis, toward a clearer understanding of their overall health. Today, our user experience already allows health metrics to be distilled into a simple framework: those that are optimal, those that are in range, and those that need attention. We translate these markers into actionable insights that help  the customer determine next steps, whether by implementing lifestyle changes or seeking clinical care. This information helps enable customers to address health concerns like high cholesterol, low testosterone, and weight loss. This focus on simplicity is driving strong adoption today and will remain vital as we scale tools like early cancer screening and accelerate adoption through 2026. ● Providing proactive care across a spectrum of needs: With a better understanding of their health, customers are set up to access care across multiple conditions. As offerings expand, our investments will make it easier for customers to add, adjust, or switch care within a single experience, allowing their care to evolve as their needs change. We expect this to drive higher engagement and stronger retention, while also strengthening our knowledge and plans for how and where we should expand next. Today, over 20% of our subscribers are addressing multiple conditions through our platform. We expect this will become the majority of subscribers as our technology infrastructure scales; enabling us to address a growing number of conditions associated with biomarkers related to metabolic health, cardiovascular risk, vitamin deficiencies, and more. ● Democratizing access to world-class care: We believe AI tools will allow us to scale the benefits of this high-touch clinical approach to millions of customers. We are replacing static, one-off communication with proactive, conversational support at each stage of the customer journey. Early deployments of proactive messaging in Weight Loss have shown the ability to drive an increase of more than 50% in weight-logging frequency, signaling our customers' growing 9          Hims & Hers Q4 2025

commitment to their care and demand for deeper engagement. As these capabilities are introduced across more specialties and embedded throughout the customer experience, we expect improvements in conversion, engagement, and retention. Combined with Labs and expanded diagnostic care, this will make it easier than ever to initiate care on our platform and make it a staple in daily health regimens. ● Reducing the cost and time required for great outcomes: As we optimize for customer experience and outcomes, we are also unlocking a more efficient provider experience. Automation is increasingly supporting providers in more routine non-clinical interactions, with care co-pilots easing the burden of manual effort without sacrificing quality or oversight. In Weight Loss, where these capabilities are already deployed, we are seeing encouraging signals, including faster response times and improving customer satisfaction scores. Over time, these efficiencies lower the cost and time required to deliver high-quality care, strengthening both the customer experience and the underlying economics of the model. Advanced intelligent technologies are changing our world rapidly. At Hims & Hers, we are committed to finding and developing new capabilities that better serve our customers across our platform. We are one of the few that can combine these smarter, more advanced digital tools with real physical solutions that can be customized to meet the specific needs of each individual. 10          Hims & Hers Q4 2025

Physical infrastructure and specialized expertise unlock the ability to customize solutions for patients, providing a fundamental pillar to personalized care Traditional healthcare systems have largely operated on models that deploy a one-size-fits-most approach to care. Our belief has always been that this model ignores the reality that every person is different, and we are committed to offering something better: a personal approach that can customize solutions and care according to the individual. We believe each individual has specific needs that can be fully addressed with this approach, and making investments that bring a range of capabilities to unlock this personalized experience has been a central priority for years. Since purchasing our first compounding pharmacy in 2021, we have increased our ability to address customers' unique needs, offer a breadth of personalized solutions that can accommodate those needs, and provide consistent support that can pivot care and treatment when necessary. As a result, every 11          Hims & Hers Q4 2025

customer who comes to our platform can expect access to thoughtful and personalized care, whether that means a simple generic treatment for hair loss or a multi-condition solution that takes into account recent lab results to address both sexual health and low testosterone.

Put simply, no one is investing in personalized care like Hims & Hers. At the end of 2025, more than 1.6 million subscribers were utilizing a personalized solution, growing more than 30% year-over-year. Personalizing treatment for customers with different form factors, dosing regimens, and multi-condition solutions crafted to meet individual needs is helping to drive stronger adherence and position customers for better outcomes.

Share of Total Subscribers Utilizing a Personalized Treatment Plan


Non-Personalized (millions)
Personalized (millions)
1.1
0.6
1.1
0.8
1.0
1.0
1.0
1.2
1.0
1.4
0.9
1.5
0.9
1.6
0.9
1.6
31%
Q4 '25 YoY
Q1 '24
Q2 '24
Q3 '24
Q4 '24
Q1 '25
Q2 '25
Q3 '25
Q4 '25

We see this impact across specialties, such as younger demographics in Hers Hair exhibiting stronger early lifecycle retention with new gummy form factors, and older demographics in Sexual Health showing a preference for daily, multi-condition solutions that also address concerns like hair loss and low testosterone.

In order to make this possible and to establish a runway toward serving tens of millions of customers with personalized care, we have deployed over $300 million in capital spending over the last three years, expanding our facility footprint in the US to over 1 million square feet.

These investments will continue in 2026 as we build out additional sterile injectable capacity to support treatments in Weight Loss and Hormonal Support, as well as bring on additional capacity for unique form factors and multi-condition solutions. We believe this capacity will be further augmented by the verticalization of our at-home blood draw and lab testing capabilities following the acquisition and integration of YourBio, which will enable both condition and patient specific panels to be provided on a more frequent cadence. We expect customers will be able to track progress on the biomarkers that matter most for their treatment from the comfort of their home, enabling providers to adjust treatment as needed without painful and inconvenient in-person blood draws.

Expanding the ways we can serve our customers has enabled us to build a significant leadership position in the U.S. According to third-party data, Hims & Hers was roughly twice the size of the next largest U.S. telehealth provider in 2025. We are confident that continued investment in existing offerings, in addition to new offerings and capabilities, AI-driven tools, and international expansion, will allow us to extend this leadership position even further.

12 Hims & Hers Q4 2025

Share of observed total customers

- Hims & Hers Health Inc.
- Thirty Madison Inc.
- Roman Health Ventures Inc.
- Noom Inc.
- Curology Inc.
- BetterHelp


9.0%
25.5%
37.1%
10.9%
5.8%
11.7%
11.9%
20.3%
26.2%
11.4%
6.7%
23.5%
12.7%
17.6%
19.5%
8.5%
5.4%
36.3%
11.6%
11.0%
11.0%
15.4%
3.8%
47.3%
11.1%
6.3%
6.7%
24.8%
2.6%
48.5%
2021
2022
2023
2024
2025

Share of observed total sales

- Hims & Hers Health Inc.
- Thirty Madison Inc.
- Roman Health Ventures Inc.
- Noom Inc.
- Curology Inc.
- BetterHelp


27.1%
14.7%
28.3%
11.7%
5.2%
13.0%
33.2%
11.6%
16.4%
10.1%
5.5%
23.2%
32.7%
9.5%
11.5%
8.0%
4.6%
33.7%
23.7%
6.2%
6.2%
13.5%
2.8%
47.5%
15.7%
3.1%
5.1%
22.9%
1.4%
51.9%
2021
2022
2023
2024
2025

Our leadership position in serving millions of subscribers enables us to be a curator of best-in-class health services

Our goal of providing more access to world-class healthcare treatments and services, means that we will aim to partner with healthcare leaders who share this vision. Over time, we expect our platform will become a healthcare destination for customers, efficiently matching customers with the right solutions across a historically fragmented healthcare landscape.

Our Labs offering provides an early preview of what this can look like. Our partnership with Quest Diagnostics allows customers to get started with a comprehensive, whole body lab test at one of over 2000+ locations across the U.S. Labs is expanding rapidly, offering customers a holistic view of their health, bringing our customers another step closer to accessing the same testing and diagnostic services used by the wealthiest subsets of our population.

Source: Bloomberg Second Measure LLC. Bloomberg Second Measure LLC ("BSM LLC") is a wholly owned subsidiary of Bloomberg L.P. BSM LLC receives de-identified consumer transaction data under license agreements with data providers, which BSM LLC then normalizes and aggregates to create analytics. BSM LLC delivers to subscribers revenue and transaction analytics and insights on thousands of public and private equities. These analytics are derived from consumer transaction data (i.e., credit and debit card transactions) solely from US credit card and debit cards and bank accounts. BSM LLC also uses United States census data. BSM LLC data analytics draw from a sample of credit and debit card purchases made by U.S. consumers. Observed sales data may vary from actual company reported sales data. For each company, the predictive accuracy of BSM LLC's estimates will typically vary over time. There is no guarantee that accuracy levels, trends or correlations will recur for any company in the future. Note: Represents market share across Sexual Health, Dermatology, Mental Health, and Weight Loss, in each case if applicable.

13
Hims & Hers Q4 2025

We believe the growing reach of our platform and the insights available with our data will only reinforce our position as a partner of choice for companies that share our vision. Partners will not only be able to reach millions of potential new customers but will also be able to clearly see where and how their solutions impact customers, informing the next evolution in innovation. Our aim is to establish Hims & Hers as curator of these solutions and services globally. In 2026, we expect to become a leading provider of branded GLP-1 medications in international markets. This is a significant step for our platform and a clear representation of the different routes we can leverage to drive a more connected and accessible healthcare ecosystem for all customers. Success in the US paired with on-the-ground expertise gives us the tools to continue expanding globally We are confident that global expansion is the logical next step in bringing the trusted Hims & Hers experience to more people and more places around the world. While consumer behavior and regulatory considerations vary by market, we believe high-touch, personalized healthcare is a fundamental human need that transcends borders. Our approach is to invest in on-the-ground teams with proven experience operating healthcare platforms across different markets, care models, and governing environments. Our acquisition of ZAVA marked significant progress on this front, bringing a leading digital health platform in Europe into our ecosystem, with a mission to make high-quality, dependable healthcare more accessible and affordable for more people globally. More recently, we launched Hims and Hers Canada by way of a Canadian acquisition, which has expanded our subscription-based model that has scaled so successfully in the U.S. Last week, we proudly announced we entered into a definitive agreement to acquire Eucalyptus, another digital innovator who shares our vision of care built for the customer. This new investment will significantly grow our international footprint. Following the closing of the transaction, as we integrate Eucalyptus into our ecosystem, we believe we will be able to deliver more access to consistent, high-quality care in an expanding number of regions, sharing provider expertise across markets, and strengthening our platform’s value to partners seeking efficient global distribution. Eucalyptus currently has an annual revenue run-rate (“ARR”) north of $450 million USD1. Similar to our business, Eucalyptus deploys a rigorous capital allocation framework, delivering triple-digit year-over-year ARR growth in each quarter of calendar year 20252, while operating within line of sight of profitability3. With a strong domestic margin profile, Hims & Hers expects its continued international growth efforts to help drive category leadership in key markets such as Canada, Europe, Australia, and Japan. With continued investment and execution, we believe we now have the teams in place to scale contributions from international markets to more than $1 billion in annual revenue within the next three years. (1) Annual revenue run-rate is a non-GAAP measure calculated based on unaudited annualizing January 2026 gross fulfilled billings, which are inclusive of all customer products and services processed on Eucalyptus’ platforms. (2) Annual revenue run-rate is a non-GAAP measure based on unaudited financial results. (3) Based on unaudited financial results. 14          Hims & Hers Q4 2025

Note: All population estimates are based on adult populations only. The estimate for North America is derived from the combined adult populations of the US and Canada. The estimate for Western Europe is derived from the combined adult populations of the UK, Germany, France, Ireland, and Spain. See page 35 for sources. (1) The proposed acquisition is expected to close in mid-2026, subject to customary closing conditions, including regulatory approvals. 15          Hims & Hers Q4 2025

Investments in 2026 will unlock greater value for our consumers and solidify the path to our 2030 ambitions Our proven approach to growth and innovation has created new and expanding growth opportunities as we empower customers to make more informed decisions about their health. We’re moving rapidly across a broader selection of conditions and establishing our platform into new and sizable markets. We believe, with our advancements in technology, access to learnings, and world class expertise, access to personalized care will become the new normal for everyone, not just the wealthy. By investing across each of our five growth levers, we will extend our leadership position and bring this new, empowered healthcare experience to more people around the world. Note: 2026 financial targets are provided as of the Hims & Hers Health, Inc. earnings release dated February 23, 2026. (1) This is a non-GAAP financial measure. Please refer to page 31 for definitions. We have relied upon the exception in Item 10(e)(1)(i)(B) of Regulation S-K and have not reconciled forward-looking Adjusted EBITDA to its most directly comparable U.S. GAAP measure, net income or loss, because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations, including market-related assumptions that are not within our control, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net income or loss. See “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA. (2) Online revenue retention from subscriptions with a tenure of at least 2 years. (3) Payback period defined as the time it takes quarterly cumulative online gross profit generated by Hims & Hers online customers to exceed the quarterly customer acquisition costs to acquire those customers. 16          Hims & Hers Q4 2025

Our initial 2026 outlook1 of $2.7 to $2.9 billion in revenue and $300 to $375 million in Adjusted EBITDA gives us the flexibility to lean into future investments, while underlining our conviction that this strategy will result in accelerating growth trends as we progress through the year, moving us another step closer to our 2030 targets of more than $6.5 billion in revenue and $1.3 billion in Adjusted EBITDA. At Hims & Hers, we are proud to lead a new era of personalized healthcare. We feel both the privilege and responsibility to change what people expect of their care, ensuring that feeling great through the power of better health is only one simple step away. Andrew Dudum CEO and Co-Founder (1) Our first quarter and full year 2026 outlook: (i) excludes any potential contributions from the recently announced proposed acquisition of Eucalyptus, which is expected to close during the middle of calendar year 2026, subject to customary closing conditions, including regulatory approvals, and (ii) assumes the ongoing ability to provide access to compounded semaglutide through our platform, and no changes to our current business relationships. (2) This is a non-GAAP financial measure. Please refer to page 31 for definition. We have relied upon the exception in Item 10(e)(1)(i)(B) of Regulation S-K and have not reconciled forward-looking Adjusted EBITDA to its most directly comparable U.S. GAAP measure, net income or loss, because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations, including market-related assumptions that are not within our control, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net income or loss. See “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA. 17          Hims & Hers Q4 2025

(1) Our first quarter and full year 2026 outlook: (i) excludes any potential contributions from the recently announced proposed acquisition of Eucalyptus, which is expected to close during the middle of calendar year 2026, subject to customary closing conditions, including regulatory approvals, and (ii) assumes the ongoing ability to provide access to compounded semaglutide through our platform, and no changes to our current business relationships. (2) This is a non-GAAP financial measure. Please refer to page 31 for definition. We have relied upon the exception in Item 10(e)(1)(i)(B) of Regulation S-K and have not reconciled forward-looking Adjusted EBITDA to its most directly comparable U.S. GAAP measure, net income or loss, because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations, including market-related assumptions that are not within our control, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net income or loss. See “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA. 18          Hims & Hers Q4 2025

Subscriber and Revenue Growth Top-line trends remained strong throughout 2025, driven by our ability to expand both our subscribers and monthly revenue per average subscriber. In the fourth quarter, total subscribers reached a new high of over 2.5 million at the end of the period, growing 13% year-over-year; while monthly revenue per average subscriber increased to $83, growing 28% year-over-year. In the fourth quarter, revenue grew 28% year-over-year to $618 million. In 2025, revenue grew 59% year-over-year to over $2.3 billion. United States revenue grew 53% year-over-year to over $2.2 billion in 2025, while Rest of the World revenue grew 399% year-over-year to $134 million. (1) Refer to pages 24-25 for definitions for subscribers and monthly revenue per average subscriber. (2) Represents total Hims & Hers online revenue, generated by customers acquired in each respective year shown. (3) Represents total Hims & Hers online revenue, generated by customers acquired in prior years. 19          Hims & Hers Q4 2025

As shown above, growth has remained strong across both new and existing customers, reinforcing confidence in our ability to bring new users to the platform and provide access to a breadth of offerings that support them in their health journey, while also finding ways to provide access to more comprehensive care. Margin Profile Gross margin decreased approximately 500 basis points year-over-year to 72% in the fourth quarter, and approximately 500 basis points year-over-year to 74% in 2025. The decline was primarily the result of growing contributions from our international markets, impact related to the launch of new offerings, and pressure from the shorter shipping cadences in weight loss that we discussed last quarter. This was partially offset by tailwinds from continued growth and benefits from economies of scale in non-weight offerings. We report four categories of operating expenses: Marketing, Operations and support, Technology and development, and General and administrative. Non-GAAP operating expenses represent GAAP expenses adjusted for stock-based compensation. During the fourth quarter and the full year 2025, we achieved notable year-over-year Marketing leverage on both a GAAP and non-GAAP basis, as we benefited from efficiencies related to new product launches, improving organic customer acquisition trends, and steadily improving retention, all of which (1) This is a non-GAAP financial measure. Please refer to pages 31-34 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. 20          Hims & Hers Q4 2025

allowed us to maintain our target payback periods of less than one year. Importantly, this metric has trended closer to 6 or 7 months for the last four years. On a GAAP basis, Marketing expenses decreased from 46% to 39% of revenue during both the fourth quarter and full year. On a non-GAAP basis, fourth quarter Marketing expenses decreased from 45% to 38% of revenue. For the full year 2025, non-GAAP Marketing expenses decreased from 45% to 39% of revenue. Operations and support increased modestly in the quarter but decreased on a full year basis as we continue investing across staffing, fulfillment, and processing, largely in order to accommodate higher volume fulfilled through our pharmacies. GAAP Operations and support expenses increased from 12% to 13% of revenue in the fourth quarter and decreased from 13% to 12% of revenue for the full year. On a non-GAAP basis, Operations and support expenses held flat at 12% in the fourth quarter and decreased from 12% to 11% of revenue for the full year. Technology and development expenses during the fourth quarter and full year 2025 increased as a percentage of revenue, reflecting ongoing investment in engineering and product talent across the organization. GAAP Technology and development expenses increased from 5% to 7% of revenue both in the fourth quarter and full year. On a non-GAAP basis, Technology and development expenses increased from 4% to 6% of revenue both in the fourth quarter and full year. Finally, General and administrative expenses in the fourth quarter and full year were pressured as a result of the Zava integration, as well as additional expenses related to the hiring of new leadership talent. GAAP General and administrative expenses increased from 10% to 12% of revenue in the fourth quarter and from 11% to 12% of revenue for the full year. On a non-GAAP basis, General and administrative expenses increased from 7% to 9% of revenue in the fourth quarter and from 7% to 8% of revenue for the full year. (1) Payback period defined as the time it takes quarterly cumulative online gross profit generated by Hims & Her online customers to exceed the quarterly customer acquisition cost to acquire those customers. Cumulative online gross profit represents total online revenue less costs directly attributable to the products shipped and services rendered, including product costs, packaging materials, shipping costs, and labor costs directly related to revenue generating activities; (2) Paid marketing expenses (also referred to as customer acquisition expenses in our most recently filed Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q) represent total advertising and media costs associated with our efforts to acquire new customers, promote our brands, and build awareness for our products and services. Paid marketing expenses include advertising in digital media, social media, television, radio, out-of-home media, and various other media outlets. 21          Hims & Hers Q4 2025

As a result of these trends, we generated GAAP net income of $21 million in the fourth quarter, compared to $26 million in the prior year period. For the full year, we generated net income of $128 million, compared to $126 million in the prior year period, which was impacted by the prior year change in valuation allowance of $68 million due to the full release of the valuation allowance on our domestic deferred tax assets. In the prior year, the benefit from the change in valuation allowance was partially offset by tax activity for that period. With our business continuing to scale at a rapid pace, we remain committed to a disciplined and efficient approach toward investment in growth. This has been crucial to our strategy thus far and has resulted in a meaningful increase in Adjusted EBITDA margins over the past two years. In the fourth quarter, Adjusted EBITDA increased 23% year-over-year to $66 million. On a full year basis, Adjusted EBITDA increased 80% year-over-year to $318 million. Adjusted EBITDA margin in the fourth quarter decreased approximately 50 basis points and increased approximately 160 basis points in the full year.   (1) This is a non-GAAP financial measure. Please refer to pages 31-34 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. 22          Hims & Hers Q4 2025

Cash Flow and Balance Sheet In the fourth quarter, net cash provided by operating activities was $61 million, compared to $86 million in the prior year. Free cash flow in the fourth quarter was negative $3 million, compared to positive $60 million in the prior year. The year-over-year decline in both was primarily driven by an increase in capital expenditures as we continued to invest in the level of automation and broader capabilities of our underlying pharmacy infrastructure. At the end of the fourth quarter, our principal sources of liquidity totaled $929 million, consisting of approximately $578 million of cash, cash equivalents, and short-term investments, and $351 million of long-term investments. At the end of the quarter, we had approximately $1 billion of debt on our balance sheet, primarily driven by our May 2025 convertible note offering. In November 2025, we announced a share repurchase authorization of up to $250 million of our Class A common stock, which can be utilized over the course of the next 3 years. During the fourth quarter, we capitalized on periods of volatility in our stock price to repurchase approximately $80 million of our Class A common stock, including $55 million under our prior share repurchase authorization and $25 million under our new share repurchase authorization. At year end, we had approximately $225 million remaining on our current authorization. We expect this program will give us the ongoing ability to capitalize on moments of disconnect between market value of our Class A common stock and what we believe is the intrinsic value, while also allowing us to offset ongoing dilution as a result of stock-based compensation. (1) This is a non-GAAP financial measure. Please refer to pages 31-34 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. 23          Hims & Hers Q4 2025

Conference Call Hims & Hers will host a conference call to review fourth quarter and full year 2025 results on February 23, 2026, at 5:00 p.m. ET. The conference call can be accessed by dialing +1 (888) 510-2630 for U.S. participants and +1 (646) 960-0137 for international participants, and referencing conference ID #1704296. A live audio webcast will be available online at investors.hims.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call at the same link. About Hims & Hers Health, Inc. Hims & Hers is the leading health and wellness platform on a mission to help the world feel great through the power of better health. We believe how you feel in your body and mind transforms how you show up in life. That’s why we’re building a future where nothing stands in the way of harnessing this power. Hims & Hers normalizes health & wellness challenges—and innovates on their solutions—to make feeling happy and healthy easy to achieve. No two people are the same, so the Company provides access to personalized care designed for results. For more information, please visit investors.hims.com. Key Business Metrics “United States Revenue” represents the sales of products and services by our consolidated legal entities operating within jurisdictions located inside of the United States. “Rest of the World Revenue” represents the sales of products and services by our consolidated legal entities operating within jurisdictions located outside of the United States. “Online Revenue” represents the sales of products and services on our platform, net of refunds, credits, and chargebacks, and includes revenue recognition adjustments recorded pursuant to U.S. GAAP, primarily relating to deferred revenue and returns reserve. Online Revenue is generated by selling directly to consumers through our websites and mobile applications. Our Online Revenue consists of products and services purchased by customers directly through our online platform. The majority of our Online Revenue is subscription-based, where customers agree to be billed on a recurring basis to have products and services automatically delivered to them. Online Revenue also includes sales from customers who have made one-time purchases. “Subscribers” are customers who have one or more “Subscriptions” pursuant to which they have agreed to be automatically billed on a recurring basis at a defined cadence. The Subscription billing cadence is typically defined as a number of days (for example, billed every 30 days or every 90 days), which are excluded from our reporting when payment has not occurred at the contracted billing cadence. Subscribers can cancel or snooze Subscriptions in between billing periods to stop receiving additional products and/or services and can reactivate Subscriptions to continue receiving additional 24          Hims & Hers Q4 2025

products and/or services. Customers who have made one-time purchases are not considered Subscribers. “Monthly Revenue per Average Subscriber” is defined as total revenue divided by “Average Subscribers”, which amount is then further divided by the number of months in a period. “Average Subscribers” are calculated as the sum of the Subscribers at the beginning and end of a given period divided by 2. Forward-Looking Statements This shareholder letter includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “assume,” “may,” “will,” “likely,” “potential,” “projects,” “predicts,” “continue,” “goal,” “strategy,” “future,” “forecast,” “target,” “outlook,” “opportunity,” “project,” “confidence,” “foundation,” “groundwork,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to our financial outlook and guidance, including our mission to drive top-line revenue growth and profitability and our ability to attain our 2026, and long-term financial and operational targets; our expected future financial and business performance, including with respect to the Hims & Hers platform, our marketing campaigns, investments in innovation, the solutions accessible on our platform, the markets accessible on our platform, and our infrastructure, and the underlying assumptions with respect to the foregoing; potential strategic investments, partnerships, or collaborations, and the expected timing or outcome of any such investments, partnerships, or collaborations; statements relating to events and trends relevant to us, including with respect to our regulatory environment, financial condition, results of operations, short- and long-term business operations, objectives, strategy, and financial needs; expectations regarding our mobile applications, market acceptance, user experience, customer retention, brand development, our ability to invest and generate a return on any such investment, customer acquisition costs, operating efficiencies and leverage (including our fulfillment capabilities), the effect of any pricing decisions; changes in our product or offering mix, and the timing and market acceptance of any new products or offerings; the timing and anticipated effect of any pending or recently completed acquisitions; the success and utility of our business model; our market opportunity; our ability to scale our business and expand internationally; the growth of certain of our specialties; our ability to innovate on and expand the scope of our offerings and experiences, including through the use of diagnostics, data analytics and artificial intelligence; our ability to reinvest into the customer experience; and our ability to comply with the extensive, complex and evolving legal and regulatory requirements applicable to our business, including without limitation state and federal healthcare, privacy and consumer protection laws and regulations, and the effect or outcome of litigation or governmental actions or statements in relation to any such legal and regulatory requirements. These statements are based on management’s current expectations, but actual results may differ materially due to various factors. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, the forward-looking statements contained in this letter are based on our current expectations, 25          Hims & Hers Q4 2025

assumptions and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the Risk Factors and other sections of our most recently filed Quarterly Report on Form 10-Q, our most recently filed Annual Report on Form 10-K, and other current and periodic reports we file from time to time with the Securities and Exchange Commission (the “Commission”). Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The forward-looking statements contained in this letter are made only as of February 23, 2026. We undertake no obligation (and expressly disclaim any obligation) to update or revise any forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in reports we have filed or will file with the Commission, including our most recently filed Quarterly Report on Form 10-Q, our most recently filed Annual Report on Form 10-K, and other current and periodic reports we file from time to time. In addition, even if our results of operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in such reports, those results or developments may not be indicative of results or developments in subsequent periods. We include statements and information in this letter concerning our industry and the markets in which we operate, including our market opportunity, which are based on information from independent industry organizations and other third-party sources (including industry publications, surveys and forecasts). While we believe these third-party sources to be reliable as of the date of this letter, we have not independently verified any third-party information and such information is inherently imprecise. 26          Hims & Hers Q4 2025

Condensed Consolidated Balance Sheets (In thousands, except share and per share data, unaudited) December 31, 2025 December 31, 2024 Assets Current assets: Cash and cash equivalents $228,616 $220,584 Short-term available-for-sale investments 348,876 79,667 Inventory 80,128 64,427 Prepaid expenses and other current assets 110,018 31,153 Total current assets 767,638 395,831 Restricted cash - 856 Long-term available-for-sale investments 351,263 - Goodwill 278,325 112,728 Property, equipment, and software, net 311,930 82,083 Intangible assets, net 196,116 43,410 Operating lease right-of-use assets 137,046 10,881 Deferred tax assets, net 82,707 61,603 Other long-term assets 29,680 147 Total assets $2,154,705 $707,539 Liabilities and stockholders’ equity Current liabilities: Accounts payable $143,278 $91,180 Accrued liabilities 78,518 53,013 Deferred revenue 127,160 75,285 Earn-out payable 46,986 - Earn-out liabilities 3,646 - Operating lease liabilities 4,843 1,889 Total current liabilities 404,431 221,367 Convertible senior notes, net 972,580 - Operating lease liabilities 143,167 9,456 Earn-out liabilities 53,009 - Deferred tax liabilities, net 28,856 - Other long-term liabilities 11,734 - Total liabilities 1,613,777 230,823 Commitments and contingencies Stockholders’ equity: Common stock – Class A shares, par value $0.0001, 2,750,000,000 shares authorized and 218,867,898 and 212,459,586 shares issued and outstanding as of December 31, 2025 and 2024, respectively; Class V shares, par value $0.0001, 10,000,000 shares authorized and 8,377,623 shares issued and outstanding as of December 31, 2025 and 2024 23 22 Additional paid-in capital 652,383 719,155 Accumulated other comprehensive income (loss) 2,294 (324) Accumulated deficit (113,772) (242,137) Total stockholders’ equity 540,928 476,716 Total liabilities and stockholders’ equity $2,154,705 $707,539 27          Hims & Hers Q4 2025

Condensed Consolidated Statements of Operations and Comprehensive Income (In thousands, except share and per share data, unaudited) Three Months Ended December 31, Year Ended December 31, 2025 2024 2025 2024 Revenue $617,818 $481,139 $2,347,637 $1,476,514 Cost of revenue 173,383 111,598 614,259 303,379 Gross profit 444,435 369,541 1,733,378 1,173,135 Gross margin % 72% 77% 74% 79 % Operating expenses: 1 Marketing 238,049 221,085 919,296 678,844 Operations and support 80,073 58,083 286,444 185,802 Technology and development 40,962 23,749 149,301 78,819 General and administrative 76,165 48,028 272,724 167,767 Total operating expenses 435,249 350,945 1,627,765 1,111,232 Income from operations 9,186 18,596 105,613 61,903 Other income (expense): Change in fair value of equity securities 4,437 - 4,437 - Change in fair value of liabilities (1,629) - (9,255) - Other income, net 6,359 3,695 23,129 9,808 Total other income, net 9,167 3,695 18,311 9,808 Income before income taxes 18,353 22,291 123,924 71,711 Benefit from income taxes 2,248 3,734 4,441 54,327 Net income 20,601 26,025 128,365 126,038 Other comprehensive income (loss) 1,373 (553) 2,618 (200) Total comprehensive income $21,974 $25,472 $130,983 $125,838 Net income per share attributable to common stockholders: Basic $0.09 $0.12 $0.57 $0.58 Diluted $0.08 $0.11 $0.51 $0.53 Weighted average shares outstanding: Basic 227,056,624 219,027,485 224,959,268 215,939,037 Diluted 248,096,429 240,725,350 258,230,547 236,808,876 (1) Includes stock-based compensation expense as follows (in thousands): Three Months Ended December 31, Year Ended December 31, 2025 2024 2025 2024 Marketing $3,185 $2,637 $12,510 $9,392 Operations and support 5,873 2,743 18,910 10,205 Technology and development 5,106 3,824 19,240 12,534 General and administrative 20,324 15,145 84,584 60,191 Total stock-based compensation expense $34,488 $24,349 $135,244 $92,322 28          Hims & Hers Q4 2025

Condensed Consolidated Statements of Cash Flows (In thousands, unaudited) Years Ended December 31, 2025 2024 Operating activities Net income $128,365 $126,038 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 54,502 17,088 Stock-based compensation 135,244 92,322 Change in fair value of equity securities (4,437) - Change in fair value of liabilities 9,255 - Net accretion on securities (2,032) (4,355) Benefit from deferred taxes (12,961) (61,649) Impairment of long-lived assets 531 114 Amortization of debt discount and issuance costs 4,529 - Non-cash operating lease cost 12,413 2,546 Non-cash acquisition-related costs 5,893 - Non-cash other (2,135) 357 Changes in operating assets and liabilities: Inventory (13,722) (41,612) Prepaid expenses and other current assets (51,856) (9,494) Other long-term assets (518) (56) Accounts payable 30,297 43,710 Accrued liabilities (43,053) 23,791 Deferred revenue 51,604 67,552 Operating lease liabilities (1,913) (2,443) Earn-out payable - (2,825) Net cash provided by operating activities 300,006 251,084 Investing activities Purchases of available-for-sale investments (725,838) (160,564) Maturities of available-for-sale investments 108,698 208,940 Proceeds from sales of available-for-sale investments - 725 Investment in website development and internal-use software (16,546) (11,095) Purchases of property, equipment, and intangible assets (226,045) (41,655) Acquisition of businesses, net of cash acquired (145,227) (15,399) Purchase of equity securities (20,000) - Net cash used in investing activities (1,024,958) (19,048) Financing activities Proceeds from issuance of convertible senior notes, net of debt discount 970,000 - Purchases of capped calls related to convertible senior notes (47,800) - Proceeds from exercise of vested stock options 11,033 26,651 Payments for taxes related to net share settlement of equity rewards (116,669) (52,501) Repurchases of common stock (89,960) (83,039) Proceeds from employee stock purchase plan 6,440 3,901 Payments for debt issuance costs (3,424) - Payments for acquisition-related earn-out consideration - (3,190) Proceeds from exercise of Class A common stock warrants - 333 Net cash provided by (used in) financing activities 729,620 (107,845) Foreign currency effect on cash and cash equivalents 2,508 (270) Increase in cash, cash equivalents, and restricted cash 7,176 123,921 Cash, cash equivalents, and restricted cash at beginning of period 221,440 97,519 Cash, cash equivalents, and restricted cash at end of period $228,616 $221,440 Reconciliation of cash, cash equivalents, and restricted cash Cash and cash equivalents $228,616 $220,584 Restricted cash - 856 Total cash, cash equivalents, and restricted cash $228,616 $221,440 Supplemental disclosures of cash flow information Cash paid for taxes $23,162 $7,916 Non-cash investing and financing activities Purchases of property and equipment included in accounts payable and accrued liabilities $25,244 $7,781 Right-of-use asset obtained in exchange for lease liability 132,837 2,593 Issuance of common stock in connection with asset acquisition 12,760 - Common stock to be issued for asset acquisition indemnification holdback 6,380 - Common stock issued, contingent consideration, additional consideration payable, and liabilities assumed in connection with acquisition of businesses 200,267 16,000 Issuance of common stock for acquisition-related earn-out consideration - 1,396 29          Hims & Hers Q4 2025

30          Hims & Hers Q4 2025

Non-GAAP Financial Measures In addition to our financial results determined in accordance with U.S. GAAP, we present Adjusted EBITDA (which is a non-GAAP financial measure), Adjusted EBITDA margin (which is a non-GAAP ratio), and Free Cash Flow (which is a non-GAAP financial measure) each as defined below. We use Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow to evaluate our ongoing operations and for internal planning and forecasting purposes. We also present Non-GAAP Marketing, Non-GAAP Operations and support, Non-GAAP Technology and development, and Non-GAAP General and administrative expenses. In each case, the non-GAAP operating expenses represent GAAP expenses adjusted for stock-based compensation. We believe that Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating expenses, and Free Cash Flow, when taken together with the corresponding U.S. GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. We consider Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating expenses, and Free Cash Flow to be important measures because they help illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating expenses, and Free Cash Flow is helpful to our investors as they are used by management in assessing the health of our business, our operating performance, and our liquidity. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures or ratios differently or may use other financial measures or ratios to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating expenses, and Free Cash Flow as tools for comparison. Reconciliations are provided below to the most directly comparable financial measures stated in accordance with U.S. GAAP. Investors are encouraged to review our U.S. GAAP financial measures and not to rely on any single financial measure to evaluate our business. Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. “Adjusted EBITDA” is defined as net income (loss) before stock-based compensation, depreciation and amortization, acquisition and transaction-related costs (which includes (i) consideration paid for employee compensation with vesting requirements incurred directly as a result of acquisitions, inclusive of revaluation of earn-out consideration recorded in general and administrative expenses prior to 2024, and (ii) transaction professional services), change in fair value of liabilities, payroll tax expense related to stock-based compensation, impairment of long-lived assets, legal settlement expenses that are considered non-recurring, one-time Merger bonuses and warrant expense, change in fair value of equity securities, income taxes, and interest income and expense, net. “Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by revenue. In the second quarter of 2025, we revised our definition of Adjusted EBITDA to include payroll tax expense related to stock-based compensation, which comprises employer taxes incurred upon vesting of restricted stock units and upon exercise of nonqualified stock options. As a result of recent trends in our stock price, this amount was not considered significant for prior periods and, accordingly, prior period disclosures were not recast to conform to the current presentation. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. We compensate for these limitations by providing specific information regarding the U.S. GAAP items excluded from Adjusted EBITDA. When evaluating our performance, you should consider Adjusted EBITDA in addition to, and not as a substitute for, other financial performance measures, including our net income and other U.S. GAAP results. 31          Hims & Hers Q4 2025

Net Income to Adjusted EBITDA Reconciliation (Quarterly)

(In thousands, unaudited)

	Q4 '24	Q4 '25
Revenue	$481,139	$617,818
Net income	26,025	20,601
Stock-based compensation	24,349	34,488
Depreciation and amortization	6,061	18,092
Acquisition and transaction-related costs	2,155	3,451
Change in fair value of liabilities	–	1,629
Payroll tax expense related to stock-based compensation	–	1,555
Legal settlement	2,008	-
Benefit from income taxes	(3,734)	(2,248)
Change in fair value of equity securities	-	(4,437)
Interest income and expense, net	(2,741)	(6,805)
Adjusted EBITDA	$54,123	$66,326
Net income as a % of revenue	5 %	3%
Adjusted EBITDA margin	11 %	11%

Net Income (Loss) to Adjusted EBITDA Reconciliation (Annual)

(In thousands, unaudited)

	Years Ended Dec 31,					
	2020	2021	2022	2023	2024	2025
Revenue	$148,757	$271,878	$526,916	$872,000	$1,476,514	$2,347,637
Net income (loss)	(18,114)	(107,659)	(65,678)	(23,546)	126,038	128,365
Stock-based compensation	5,831	67,211	42,817	66,080	92,322	135,244
Depreciation and amortization	1,057	4,075	7,474	9,515	17,088	54,502
Acquisition and transaction-related costs	-	8,105	1,192	3,016	3,979	15,544
Change in fair value of liabilities	3,101	(3,802)	(70)	1,075	–	9,255
Payroll tax expense related to stock-based compensation	-	-	-	-	-	6,947
Impairment of long-lived assets	-	-	1,127	429	114	531
Legal settlement	-	-	-	-	2,008	-
Merger bonuses	-	5,219	-	-	-	-
Warrant expenses in connection with Merger	-	154	-	-	-	-
Change in fair value of equity securities	-	-	-	-	-	(4,437)
(Benefit) provision for income taxes	127	(3,136)	(31)	1,975	(54,327)	(4,441)
Interest income and expense, net	(116)	(246)	(2,610)	(9,029)	(10,349)	(23,526)
Adjusted EBITDA	(8,114)	(30,079)	(15,779)	49,515	$176,873	$317,984
Net income (loss) as a % of revenue	-12%	-40%	-12%	-3%	9 %	5%
Adjusted EBITDA margin	-5%	-11%	-3%	6%	12 %	14%

32

Hims & Hers Q4 2025

GAAP Operating Expenses to Non-GAAP Operating Expenses Reconciliation (In thousands, unaudited) Three Months Ended Dec 31, Years Ended Dec 31, Reconciliation: GAAP to Non-GAAP Marketing Expense 2025 2024 2025 2024 Total GAAP Marketing Expense $238,049 $221,085 $919,296 $678,844 Less: Stock-based compensation (3,185) (2,637) (12,510) (9,392) Non-GAAP Marketing Expense $234,864 $218,448 $906,786 $669,452 Three Months Ended Dec 31, Year Ended Dec 31, Reconciliation: GAAP to Non-GAAP Operations and support Expense 2025 2024 2025 2024 Total GAAP Operations and support Expense $80,073 $58,083 $286,444 $185,802 Less: Stock-based compensation (5,873) (2,743) (18,910) (10,205) Non-GAAP Operations and support Expense $74,200 $55,340 $267,534 $175,597 Three Months Ended Dec 31, Year Ended Dec 31, Reconciliation: GAAP to Non-GAAP Technology and development Expense 2025 2024 2025 2024 Total GAAP Technology and development Expense $40,962 $23,749 $149,301 $78,819 Less: Stock-based compensation (5,106) (3,824) (19,240) (12,534) Non-GAAP Technology and development Expense $35,856 $19,925 $130,061 $66,285 Three Months Ended Dec 31, Year Ended Dec 31, Reconciliation: GAAP to Non-GAAP General and administrative Expense 2025 2024 2025 2024 Total GAAP General and administrative Expense $76,165 $48,028 $272,724 $167,767 Less: Stock-based compensation (20,324) (15,145) (84,584) (60,191) Non-GAAP General and administrative Expense $55,841 $32,883 $188,140 $107,576 33          Hims & Hers Q4 2025

Free Cash Flow is a key performance measure that our management uses to assess our liquidity. Because Free Cash Flow facilitates internal comparisons of our historical liquidity on a more consistent basis, we use this measure for business planning purposes. "Free Cash Flow" is defined as net cash provided by (used in) operating activities, less purchases of property, equipment, and intangible assets and investment in website development and internal-use software in investing activities.

Some of the limitations of Free Cash Flow include (i) Free Cash Flow does not represent our residual cash flow for discretionary expenditures and our non-discretionary commitments, and (ii) Free Cash Flow includes capital expenditures, the benefits of which may be realized in periods subsequent to those in which the expenditures took place. In evaluating Free Cash Flow, you should be aware that in the future we will have cash outflows similar to the adjustments in this presentation. Our presentation of Free Cash Flow should not be construed as an inference that our future results will be unaffected by these cash outflows or any unusual or non-recurring items. When evaluating our performance, you should consider Free Cash Flow in addition to, and not as a substitute for, other financial performance measures, including our net cash provided by (used in) operating activities and other U.S. GAAP results.

Net Cash Provided By Operating Activities to Free Cash Flow Reconciliation (Quarterly)

(In thousands, unaudited)

	Q4 '24	Q4 '25
Net cash provided by operating activities	$86,385	$61,312
Less: purchases of property, equipment, and intangible assets in investing activities	(24,520)	(59,388)
Less: investment in website development and internal-use software in investing activities	(2,365)	(4,493)
Free Cash Flow	$59,500	$(2,569)

Net Cash Provided By (Used In) Operating Activities to Free Cash Flow Reconciliation (Annual)

(In thousands, unaudited)

	Year Ended Dec 31,					
	2020	2021	2022	2023	2024	2025
Net cash provided by (used in) operating activities	$(2,479)	$(34,412)	$(26,531)	$73,483	$251,084	$300,006
Less: purchases of property, equipment, and intangible assets in investing activities	(1,737)	(832)	(2,714)	(17,220)	(41,655)	(226,045)
Less: investment in website development and internal-use software in investing activities	(2,496)	(4,175)	(4,533)	(9,272)	(11,095)	(16,546)
Free Cash Flow	$(6,712)	$(39,419)	$(33,778)	$46,991	$198,334	$57,415

34 Hims & Hers Q4 2025

Sources In order of appearance: Ogunwole, S., Rabe, M., Roberts, A., & Caplan, Z. (2021, August 12). U.S. Adult Population Grew Faster Than Nation’s Total Population From 2010 to 2020. The United States Census Bureau. Population estimates on July 1st, by age and gender. (2024, September 25). Statistics Canada. Estimates of the population for the UK, England and Wales, Scotland and Northern Ireland - Office for National Statistics. (2024, October 8). Office for National Statistics. France. (2023). World Health Organization. Population by age groups. (2024, June 14). Federal Statistical Office of Germany. Population of the Republic of Ireland in 2024, by age group. (2024). Statista. Instituto Nacional de Estadística. (2024). Población por sexo, edad y año (Tabla 68536) [Data set]. INEbase. Australian Bureau of Statistics. (2025). Population clock and pyramid. Statistics Bureau of Japan. (2023, October 1). Statistics Bureau Home Page/Population Estimates/Current Population Estimates as of October 1, 2023. Contacts: Investor Relations Bill Newby Investors@forhims.com Media Relations Abby Reisinger-Moley Press@forhims.com 35          Hims & Hers Q4 2025

CTO 36          Hims & Hers Q4 2025